Exhibit 99.1 Press Release

COROWARE ISSUES SHAREHOLDER UPDATE

Sustainable Growth Through Solutions Integration and Technology Incubation

Bellevue, WA – November 18, 2015 – CoroWare, Inc. (OTC PINK:COWI) today issued the following shareholder update letter from Lloyd Spencer, CEO and Chairman.

To our valued shareholders:

As President and CEO of CoroWare, I want to first thank you for your continued support.

CoroWare experienced a number of setbacks over the years -- some due to reduced sales resulting from changing economic conditions that began in 2008, and some due to financial constraints resulting from substantial convertible debt financing that began in 2006.

As many of you know, the road to recovery for a business begins with growing revenues.

In that vein, I am pleased to offer you an update on the revenue growth that CoroWare has achieved during the first three quarters of 2015, and to provide you some insights into how we anticipate growing CoroWare's revenues in the coming months and next year.

FY-2015 Growth via Solutions Integration

Gross revenues improved in fiscal year 2014 and accelerated in fiscal year 2015 as CoroWare focused its Solutions Integration sales efforts on delivering consulting services and outsourced managed services.

For the quarter ended March 31, 2015 (“the Q1-2015 Period”), CoroWare reported revenues of $798,541, which increased 173.9% from $291,538 in Q1-2014 (“the Q1-2014 Period”), and gross profit of $226,479 in the Q1-2015 Period, which increased 284.0% from $58,982 in the Q1-2014 Period.

For the quarter ended June 30, 2015 (“the Q2-2015 Period”), CoroWare reported revenues of $1,355,239, which increased 246.4% from $391,213 in Q2-2014 (“the Q2-2014 Period”); and gross profit of $285,232 in the Q2-2015 Period, which increased 836.2% from $30,468 in the Q2-2014 Period.

For the third quarter ended September 30, 2015 (“the Q3-2015 Period”), CoroWare reported revenues of $1,364,589, which increased 126.3% from $603,063 in Q3-2014 (“the Q3-2014 Period”), and gross profit of $319,127, which increased 35.5% from $235,536 in the Q3-2014 Period.

Gross revenues most grew rapidly in the first and second quarters of fiscal year 2015 as CoroWare concentrated its sales efforts on delivering Supplier Support Desk and R&D Support consulting services engagements.  Gross revenues remained steady during the third quarter of FY-2-15 compared with the second quarter of FY-2015.

Finally, during the fourth quarter of FY-2015, we anticipate solid quarter-over-quarter growth of CoroWare’s contract services and outsourced managed services with Microsoft, and growth of new sales opportunities resulting from CoroWare’s technology incubation group whose focus has been on Mobile Robotics and “Internet of Things” (IoT).

Future Growth via Technology Incubation

Over the past 12 years, CoroWare has researched new technologies and developed innovative solutions through its technology incubation initiatives.  In 2004, CoroWare began researching mobile robotics technologies, and began delivering the CoroBot product line in 2007 to customers in North America, Europe, Asia and the Middle East.

Beginning in 2015, CoroWare began researching the development and delivery of services, solutions, and products in a rapidly growing industry called the Internet of Things (IoT).

The Internet of Things is a network of physical objects - or "things" - embedded with electronics, software, sensors, and wireless tracking and communications; and is built on cloud computing and networks of data-gathering sensors.  For example, an IoT-enabled package or an IoT-enabled shipping container can tell the shipper or the customer the whereabouts and condition of the contents of a shipment.

For example, CoroWare is in the early stages of developing an innovative IoT-enabled tracking solution for a major account customer in the food processing industry.

Looking forward, I anticipate seeing a rapidly growing proportion of CoroWare’s revenues in 2016 that result from delivering higher margin Mobile Service Robotics and IoT-enabled solutions that benefit from CoroWare’s technology incubation initiatives in Mobile Robotics and Internet of Things.

Shareholder Value Growth via Increased Revenues and New Investment

On November 2, CoroWare’s Board of Directors authorized a Stock Repurchase Program in order to repurchase up $0.5M of its common shares of the Company's issued and outstanding common stock over a two year period.

CoroWare enlisted the support of TriPoint Global Equities LLC as its agent to execute the Stock Repurchase Program, which will commence after CoroWare filed its 10-Q quarterly report for the Q3-FY-2015.

Finally, CoroWare has been in discussions with investors and investment groups regarding short and long term new investments that can be used to help:
•	reduce financing costs and improve profitability
•	fund R&D initiatives in mobile robotics and IoT that can accelerate new revenues
•	finance strategic joint venture and acquisition opportunities

In Closing

Speaking on behalf of CoroWare's employees and management team, we believe that we have the talent, expertise and approach necessary to successfully grow our business. In that vein, we would like to again thank our Shareholders for their continued support, and we look forward to reporting our progress to our Shareholders as we continue to execute on our plans.

Lloyd Spencer
President and CEO

About Coroware, Inc.
Coroware, Inc., headquartered in Bellevue, Washington, is a diversified technology and solutions company with expertise in:
•
Business Consulting Services:  R&D engineering services; business process workflow; software architecture, design and development; content management; console, PC and online game production; marketing coordination and management.

•	Robotics and Automation: Custom engineering such as visualization, simulation and software development; and mobile robot platforms for university, government and corporate researchers

CoroWare's customers are located in North America, Europe, Asia and the Middle East, and span multiple industry sectors - including universities, software and hardware product development companies, and non-profit organizations.  For more information, please visit www.coroware.com.

Forward-Looking Statement
This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with smaller reporting companies, including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
CoroWare Investor Relations
(800) 641-2676, option 3
investor@coroware.com